Editas Medicine Announces Second Quarter 2025 Results and Business Updates

Company to select lead development candidate in September; on track to file IND by mid-2026 and achieve human proof-of-concept by year-end 2026

First IND/CTA accepted for CD19 HD Allo CAR T program as part of collaboration with Bristol Myers Squibb, triggering milestone payment to Editas

Presented data at ASGCT, TIDES, and EHA that validate differentiated potential of Editas’ gene upregulation strategy and in vivo delivery platform technology

Strong cash position with operational runway into the second quarter of 2027

CAMBRIDGE, Mass., August 12, 2025 – Editas Medicine, Inc. (Nasdaq: EDIT), a pioneering gene editing company focused on developing transformative medicines for serious diseases, today reported financial results for the second quarter 2025 and provided business updates.

“We made good progress in executing our strategy in the second quarter, driving towards our goal of nominating our first in vivo development candidate, which we plan to select in September,” said Gilmore O’Neill, M.B., M.M.Sc., President and Chief Executive Officer of Editas Medicine. “We are on track to file an IND for our lead program by mid-2026 and achieve human proof-of-concept by the end of 2026. In addition, we announced new proof-of-concept preclinical data for our in vivo programs during the second quarter, which we believe support the potential of our LNP platform and differentiated upregulation strategy to transform the future of disease treatment through gene editing.”

Recent Achievements and Outlook

Editas presented new preclinical proof-of-concept data in both hematopoietic stem cells (HSCs) and liver cells in the second quarter. The Company will select the lead candidate to advance towards human proof-of-concept in September.

Liver Cells
•In May, Editas shared preclinical proof-of-concept data at the American Society of Gene and Cell Therapy (ASGCT) annual meeting and the TIDES annual meeting for an undisclosed liver target using in vivo CRISPR editing to upregulate target protein expression and reduce a disease-associated biomarker in a relevant mouse disease model.

Hematopoietic Stem Cells
•In June, Editas shared new in vivo data demonstrating therapeutically relevant levels of HBG1/2 promoter editing in hematopoietic stem cells with a single dose of novel targeted lipid nanoparticle (tLNP) in NHPs at the European Hematology Association (EHA) 2025 Congress.

Platform Enhancements and Other Cells/Tissues

•Editas shared preclinical data demonstrating in vivo gene editing capabilities with its proprietary tLNP at ASGCT.
•The Company remains on track to establish and disclose a further target cell type/tissue by the end of 2025.

Other Corporate Highlights

Partnership Update

•As part of the Company’s collaboration agreement with Bristol Myers Squibb, the first IND/CTA was accepted for the CD19 HD Allo CAR T program, triggering a milestone payment to Editas. The achievement marks the first time Editas’ in-house developed technology will be used clinically in the allogenic CAR-T setting for the potential treatment of autoimmune disease. In May 2024, Editas announced the extension of its collaboration with Bristol Myers Squibb, under which the parties may research, develop, and commercialize autologous and allogeneic alpha-beta T cell medicines for the treatment of cancer and autoimmune diseases.

Second Quarter 2025 Financial Results
Cash, cash equivalents, and marketable securities as of June 30, 2025 were $178.5 million compared to $269.9 million as of December 31, 2024. The Company expects that the existing cash, cash equivalents, marketable securities, and the retained portions of the payments payable under its license agreement with Vertex Pharmaceuticals, will enable the Company to fund its operating expenses and capital expenditure requirements into the second quarter of 2027.
Second Quarter 2025
•For the three months ended June 30, 2025, net loss attributable to common stockholders was $53.2 million, or $0.63 per share, compared to net loss of $67.6 million, or $0.82 per share, for the same period in 2024.
•Collaboration and other research and development revenues increased to $3.6 million for the three months ended June 30, 2025, compared to $0.5 million for the same period in 2024. The increase is primarily attributable to the recognition of revenue related to specified deliverables that were achieved in the second quarter of 2025.
•Research and development expenses decreased by $38.0 million to $16.2 million for the three months ended June 30, 2025, compared to $54.2 million for the same period in 2024. The decrease is primarily related to clinical and manufacturing costs related to discontinuation of the clinical development of the Company’s reni-cel program initiated in December 2024, partially offset by costs attributable to in vivo research and discovery.

•General and administrative expenses decreased by $5.3 million to $12.9 million for the three months ended June 30, 2025, compared to $18.2 million for the same period in 2024. The decrease is primarily attributable to employee-related expenses related to reduced headcount associated with the reduction in workforce due to the discontinuation of the clinical development of the Company’s reni-cel program initiated in December 2024.
•Restructuring and impairment charges were $26.1 million for the three months ended June 30, 2025, compared to no such charges for the same period in 2024. The restructuring and impairment charges were related to the discontinuation of the clinical development of the Company’s reni-cel program initiated in December 2024, the related workforce reduction, associated impairment charges for laboratory and manufacturing equipment related to the reni-cel program, and the acceleration in expense due to changes in useful life estimates for leasehold improvements, software and a right of use asset associated with the Company’s reni-cel program.

About Editas Medicine
As a pioneering gene editing company, Editas Medicine is focused on translating the power and potential of the CRISPR/Cas12a and CRISPR/Cas9 genome editing systems into a robust pipeline of transformative in vivo medicines for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize durable, precision in vivo gene editing medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical studies and its research and development programs, including the Company’s expectation to select a lead development candidate in September 2025, achieve human proof-of-concept by year-end 2026, and establish and disclose a further in vivo target cell type/tissue by the end of 2025; the timing for the Company’s receipt and presentation of data from its preclinical studies; the potential of, and expectations for, the Company’s in vivo product candidates; the timing or likelihood of regulatory filings and approvals, including filing an IND by mid-2026; and the Company’s expectations regarding cash runway into the second quarter of 2027. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation and completion of preclinical studies; availability and timing of results from preclinical studies; expectations for regulatory approvals to conduct trials; and the availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as updated by the Company’s subsequent filings with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

EDITAS MEDICINE, INC.
Consolidated Statement of Operations
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Collaboration and other research and development revenues	$3,578	513	$8,236	1,649
Operating expenses:
Research and development	16,181	54,210	42,774	102,997
General and administrative	12,859	18,206	26,234	37,545
Restructuring and impairment charges	26,082	—	66,935	—
Total operating expenses	55,122	72,416	135,943	140,542
Operating loss	(51,544)	(71,903)	(127,707)	(138,893)
Other (expense) income, net:
Other (expense) income, net	(1,758)	(1)	(2,183)	5
Interest related to sale of future revenues	(2,020)	—	(4,236)	—
Interest income, net	2,087	4,297	4,803	9,331
Total other (expense) income, net	(1,691)	4,296	(1,616)	9,336
Net loss	$(53,235)	$(67,607)	$(129,323)	$(129,557)
Net loss per share, basic and diluted	$(0.63)	$(0.82)	$(1.54)	$(1.58)
Weighted-average common shares outstanding, basic and diluted	84,412,200	82,310,368	83,737,382	82,124,603

EDITAS MEDICINE, INC.
Selected Consolidated Balance Sheet Items
(amounts in thousands)
(Unaudited)

	June 30,	December 31,
	2025	2024
Cash, cash equivalents, and marketable securities	$178,501	$269,913
Working capital	116,859	212,090
Total assets	210,581	341,589
Deferred revenue, net of current portion	54,204	54,204
Total stockholders' equity	19,189	134,274
###
Media and Investor Contact:
ir@editasmed.com
media@editasmed.com